Exhibit 5.01

June 24, 2005

DSL.net, Inc.
545 Long Wharf Drive, 5th Floor
New Haven, CT 06511

Re:  Securities to be Registered Under Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished in connection with the registration statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933 (the “Securities Act”), relating to the registration of the sale of up to an aggregate of 20,000,000 shares (the “Shares”) of common stock, $0.0005 par value per share, of DSL.net, Inc., a Delaware corporation (the “Company”), which may be issued under the Company’s Amended and Restated 2001 Stock Option and Incentive Plan, as amended (the “Plan”).

In connection with rendering this opinion, we have examined such documents and conducted such investigation as we deemed appropriate. As to certain matters of fact, we have relied upon certificates or telephonic confirmations of public officials and certificates and statements of the Company or representatives or officers thereof. We have not independently established the facts so relied on.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes applicable provisions of the Delaware Constitution and Delaware General Corporation Law and reported judicial decisions interpreting those provisions).

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.01 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations thereunder.

Sincerely,

By:	/S/ GOODWIN PROCTER LLP
GOODWIN PROCTER LLP